Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-06129 of SunLink Health Systems, Inc. on Form S-8, Registration Statement No. 33-88190 of SunLink Health Systems, Inc. on Form S-3, Registration Statement No. 333-99667 of SunLink Health Systems, Inc. on Form S-8, Registration Statement No. 333-99669 of SunLink Health Systems, Inc. on Form S-8, and Registration Statement No. 333-137474 of SunLink Health Systems, Inc. on Form S-8, of our report dated May 20, 2009, appearing in this Amendment No. 2 to Current Report on Form 8-K of SunLink Health Systems, Inc., dated May 21, 2009 with respect to Carmichael’s Cashway Pharmacy, Inc. and subsidiary for the period January 1, 2008 through April 22, 2008, the year ended December 31, 2007 and the seven-month period ended December 31, 2006.

/s/    Cherry, Bekaert & Holland, L.L.P.

Atlanta, Georgia

May 20, 2009